Exhibit 99.1

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 6 (Selected Financial Data), Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), Item 8 (Financial Statements and Supplementary Data) and Schedule II—Valuation and Qualifying Accounts previously filed in the Annual Report on Form 10-K for the year ended December 31, 2006 for Fiserv, Inc. All other portions of such Annual Report on Form 10-K are unchanged.

Item 6.	Selected Financial Data

The following data, which has been affected by acquisitions and dispositions, should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report on Form 10-K.

(In thousands, except per share data)	2006	2005	2004	2003	2002
Total revenues	$4,407,031	$3,925,070	$3,604,210	$2,808,753	$2,266,136

Income from continuing operations	421,395	490,299	377,732	293,613	242,070
Income (loss) from discontinued operations, net of tax	28,519	26,139	(90)	21,399	24,067

Net income	449,914	516,438	377,642	315,012	266,137
Net income per share – basic:
Continuing operations	$2.41	$2.60	$1.94	$1.52	$1.26
Discontinued operations	0.16	0.14	—	0.11	0.13

Total	$2.57	$2.74	$1.94	$1.63	$1.39

Net income per share – diluted:
Continuing operations	$2.37	$2.57	$1.91	$1.50	$1.24
Discontinued operations	0.16	0.14	—	0.11	0.12

Total	$2.53	$2.70	$1.91	$1.61	$1.37

Total assets	$6,251,698	$6,091,997	$8,383,349	$7,214,175	$6,438,705

Long-term debt	747,256	595,385	505,327	699,116	482,824

Shareholders’ equity	2,425,622	2,465,740	2,564,422	2,199,808	1,827,669

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Management’s discussion and analysis of financial condition and results of operations is provided as a supplement to the accompanying consolidated financial statements and footnotes to help provide an understanding of our financial condition, the changes in our financial condition and our results of operations. Our discussion is organized as follows:

•

Recent developments. This section provides a general description of recent events and significant developments that we believe are important in understanding our results of operations and financial condition.

•

Critical accounting policies. This section contains a discussion of the accounting policies that we believe are important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including the critical accounting policies, are summarized in Note 1 to the accompanying consolidated financial statements.

•

Recent accounting pronouncements. This section provides a discussion of recent accounting pronouncements that we believe are important in understanding our results of operations and financial condition.

•	Non-GAAP financial measures. This section provides a discussion of non-GAAP financial measures which we use in this report.

•

Results of operations. This section provides an analysis of our results of operations presented in the accompanying consolidated statements of income by comparing the results for the year ended December 31, 2006 to the results for the year ended December 31, 2005 and comparing the results for the year ended December 31, 2005 to the results for the year ended December 31, 2004.

•

Liquidity and capital resources. This section provides an analysis of our cash flows and a discussion of our outstanding debt and commitments as of December 31, 2006. Included in the discussion of outstanding debt is a discussion of our financial capacity to fund our future commitments and a discussion of other financing arrangements.

Recent Developments

Historically, our operations consisted of three business segments based on the services provided by each: financial institution outsourcing, systems and services; health plan management services; and investment support services. As part of our Fiserv 2.0 initiative, we are focused on providing products and services in a more integrated manner. Accordingly, in December 2006, we announced a reorganization of our businesses to provide for a more streamlined structure. The new organization allows us to provide integrated technology-based solutions to each of the three main areas of the insurance industry: health, life, and property and casualty. As a result of this reorganization, we modified our reporting segments such that our new reporting segments were: Financial Institution Services; Insurance Services; and Investment Support Services (“Fiserv ISS”). In May 2007, we signed definitive agreements to sell Fiserv ISS and as a result, our investment support services operations are reported as discontinued operations. As a result of the announced disposition of Fiserv ISS, our reporting segments for our continuing operations are Financial Institution Services (“Financial”) and Insurance Services (“Insurance”).

Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We continually evaluate the accounting policies and estimates that we use to prepare the consolidated financial statements. We base our estimates on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ materially from these estimates.

The majority of our revenues are generated from monthly account and transaction-based fees. Revenue is recognized when the related services have been rendered. Revenues are primarily recognized under service agreements that are long-term in nature, generally three to five years, and that do not require management to make significant judgments or assumptions. Given the nature of our business and the rules governing revenue recognition, our revenue recognition practices do not involve significant estimates that materially affect our results of operations. Additional information about our revenue recognition policies is included in Note 1 to the consolidated financial statements.

We review the carrying value of goodwill and indefinite-lived intangible assets by comparing the underlying carrying value or reporting unit carrying value to their fair values. As of the most recent impairment assessment in the fourth quarter of 2006, we determined that the carrying amounts of goodwill and indefinite-lived intangible assets do not exceed their respective fair values. We are required to perform this comparison, which involves a number of assumptions, at least annually, or more frequently if circumstances indicate possible impairment. Given the significance of goodwill and intangible asset balances, an adverse change in fair value could result in an impairment charge, which could be material to our financial statements.

We do not participate in, nor have we created, any off-balance sheet variable interest entities or other off-balance sheet financing, other than operating leases. In addition, we do not enter into any derivative financial instruments for speculative purposes and use derivative financial instruments for managing our exposure to changes in interest rates and managing our ratio of fixed to floating-rate long-term debt.

Recent Accounting Pronouncements

Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), requires companies to expense the value of employee stock option grants and similar awards. We adopted SFAS 123R on January 1, 2006 under the modified prospective method. Accordingly, prior periods do not include share-based compensation expense related to SFAS 123R. Share-based compensation expense was $27.7 million and $4.0 million during 2006 and 2005, respectively. Prior to January 1, 2006, we accounted for stock options, restricted stock and our employee stock purchase plan in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, the difference between the quoted market price on the date of grant and the contractual purchase price of shares was recognized as compensation expense over the vesting period. As a result, we did not recognize compensation expense in the consolidated financial statements for stock options because the exercise price was not less than 100% of the fair value of the underlying common stock on the date of grant.

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires companies to recognize the funded status of pension and other postretirement benefit plans on sponsoring employers’ balance sheets and to recognize changes in the funded status in the year the changes occur. The recognition provisions of SFAS 158 became effective for fiscal years ending after December 15, 2006. The adoption of SFAS 158 did not have a material impact on our financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We expect that the adoption of FIN 48 will not have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact that the adoption of SFAS 157 will have on our financial statements.

Non-GAAP Financial Measures

In this report, we use two non-GAAP financial measures, internal revenue growth percentage and free cash flow. We use these measures to monitor and evaluate our performance, and they are presented in this report because we believe that they are useful to investors in evaluating our financial results. Non-GAAP financial measures should not be considered to be a substitute for the reported results prepared in accordance with GAAP. The methods that we use to calculate non-GAAP financial measures are not necessarily comparable to similarly titled measures presented by other companies.

Internal revenue growth percentage is measured as the increase or decrease in total revenue for the current year less “acquired revenue from acquisitions” divided by total revenues from the prior year plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” represents pre-acquisition revenue of acquired companies, less dispositions, for the prior year. “Acquired revenue from acquisitions” was $111.3 million ($69.3 million in the Financial segment and $42.1 million in the Insurance segment) and $67.5 million ($44.5 million in the Financial segment and $23.0 million in the Insurance segment) in 2006 and 2005, respectively. Internal revenue growth percentage is a non-GAAP financial measure that we believe is useful to investors because it allows them to see the portion of our revenue growth that is attributed to acquired companies as compared to internal revenue growth.

Free cash flow is measured as net cash provided by operating activities from continuing operations less capital expenditures. Free cash flow is a non-GAAP financial measure that we believe is useful to investors because it shows our available cash flow after we have satisfied the capital requirements of our operations.

Results of Operations

Components of Revenue and Expenses

The following summary describes the components of revenues and expenses as presented in our consolidated statements of income. A description of our revenue recognition policies is included in Note 1 to the consolidated financial statements.

Processing and Services

Processing and services revenues are primarily generated from account and transaction-based fees under contracts that generally have terms of three to five years. Revenue is recognized when the related transactions are processed and services have been rendered. Processing and services revenues are most reflective of our core business performance because a significant amount of our total operating profit is generated by these services. Cost of processing and services includes costs directly associated with providing services to clients and includes the following: personnel; equipment and data communication; infrastructure costs, including costs to maintain applications; customer support; depreciation; and other operating expenses.

Product

Product revenue is primarily derived from our pharmacy businesses, software license fees and integrated print and electronic communications. A significant amount of product revenue is derived from our pharmacy businesses within the Insurance segment because we include, in both revenues and expenses, the prescription product costs associated with these businesses. We do not manufacture or generally distribute prescription pharmaceuticals, but we are considered to be a principal under Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” as more fully described in Note 1 to the consolidated financial statements. Therefore, we record these revenues and expenses on a gross basis. Prescription product costs included in both product revenues and cost of product were $753.1 million, $540.0 million and $439.6 million in 2006, 2005 and 2004, respectively. Cost of products, in addition to pharmacy product costs, include personnel, infrastructure costs and other costs directly associated with product revenue.

We also include customer reimbursements, such as postage and telecommunication costs, in processing and services revenue, product revenue, cost of processing and services, and cost of product in accordance with EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.” These costs, which are pass-through expenses to clients and which are included in both revenues and expenses, were $416.1 million, $351.0 million and $379.2 million in 2006, 2005 and 2004, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of: salaries, wages and related expenses paid to sales personnel, administrative employees and management; advertising and promotional costs; and other selling and administrative expenses.

Results of Operations

The following table presents certain amounts included in our consolidated statements of income, the relative percentage that those amounts represent to revenues, and the percentage change in those amounts from year to year. This information should be read along with the consolidated financial statements and notes thereto.

	Years ended December 31, (In millions)			Percentage Years Ended December 31,			Percentage Increase
	2006	2005	2004	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenues:
Processing and services	$2,889.3	$2,757.1	$2,614.2	66%	70%	73%	5%	5%
Product	1,517.7	1,167.9	990.0	34%	30%	27%	30%	18%

Total revenues	4,407.0	3,925.1	3,604.2	100%	100%	100%	12%	9%

Expenses:
Cost of processing and services(1)	1,868.2	1,764.5	1,734.4	65%	64%	66%	6%	2%
Cost of product(1)	1,251.3	942.7	796.0	82%	81%	80%	33%	18%

Sub-total(2)	3,119.4	2,707.2	2,530.3	71%	69%	70%	15%	7%
Selling, general and administrative(2)	568.4	497.5	434.9	13%	13%	12%	14%	14%

Total expenses(2)	3,687.8	3,204.7	2,965.2	84%	82%	82%	15%	8%

Operating Income(2)	$719.2	$720.4	$639.0	16%	18%	18%	0%	13%

(1)	Each percentage of revenue equals the relevant expense amount divided by the related component of total revenues.
(2)	Each percentage of revenue equals the relevant expense or operating income amount divided by total revenues.

Total Revenues

Total revenues increased $482.0 million, or 12%, in 2006 compared to 2005, and $320.9 million, or 9%, in 2005 compared to 2004. The internal revenue growth rate was 9% in 2006 and 7% in 2005 with the remaining growth resulting from acquisitions. Overall internal revenue growth is primarily derived from sales to new clients, cross-sales to existing clients and increases in transaction volumes from existing clients. The improvement in the total revenue growth rate for 2006 compared to 2005 was primarily due to increased prescription revenue from new clients in the Insurance segment’s pharmacy management and workers’ compensation businesses.

Processing and services revenues increased 5% in 2006 and 2005 compared to the prior year periods. These increases were driven by sales to new clients, cross-sales to existing clients, increases in transaction volumes from existing clients and incremental revenue attributable to several acquisitions. Partially offsetting these increases in 2006 were a $34.5 million decrease in contract termination fees and the impact of the loss of two clients in 2005. Contract termination and assignment fees were $23.4 million, $57.9 million and $36.4 million in 2006, 2005 and 2004, respectively. The Financial segment businesses generally enter into three to five year contracts with clients that contain early contract termination fees. These fees can be generated when an existing client is acquired by another financial institution and can vary significantly from period to period based on the number and size of clients that are acquired and how early in the contract term a client is acquired.

Product revenues increased 30% in 2006 compared to 2005 and 18% in 2005 compared to 2004 primarily due to new clients in the Insurance segment’s pharmacy management and workers’ compensation businesses along with growth in card fulfillment and print services within the output solutions division. The revenue growth in the pharmacy management and workers’ compensation businesses in the Insurance segment was impacted significantly by the inclusion of prescription product costs in revenues and expenses of $753.1 million, $540.0 million and $439.6 million in 2006, 2005 and 2004, respectively.

Total Expenses

Total expenses increased $483.1 million, or 15%, in 2006 compared to 2005 and $239.5 million, or 8%, in 2005 compared to 2004. These increases were primarily driven by the significant increase in prescription product costs.

Cost of processing and services as a percentage of processing and services revenues were relatively consistent in 2006 as compared to 2005 and the slight increase from 64% in 2005 to 65% in 2006 was primarily caused by a decrease of $34.5 million in 2006 of higher margin contract termination fee revenue. These fees, which were significantly higher in 2005 than 2006, do not generate substantial incremental cost when received. Cost of processing and services as a percentage of processing and services revenues decreased in 2006 and 2005 from 66% in 2004 due primarily to changes in the mix of our businesses, including acquisitions and the impact of operating efficiencies.

Cost of product as a percentage of product revenue was 82% in 2006, 81% in 2005 and 80% in 2004. The increases in cost of product were primarily driven by the significant increase in prescription product costs in 2006 and 2005 as discussed above.

Selling, general and administrative expenses have remained relatively consistent as a percentage of total revenues in 2006, 2005 and 2004. Selling, general and administrative expenses in 2006 were negatively impacted by the inclusion of $16.9 million of incremental share-based compensation expense as a result of the prospective adoption of SFAS 123R on January 1, 2006, and $9.0 million related to the write-down of assets and facility shutdown costs in our lending division.

Operating Income and Operating Margin

Operating income decreased $1.1 million in 2006 compared to 2005 and operating margins decreased to 16% in 2006 from 18% in 2005 and 2004. Operating income and margin in 2006, as compared to 2005, was negatively impacted by a $34.5 million decrease in higher margin contract termination fees, a $23.6 million increase in share-based compensation expense related to the prospective adoption of SFAS 123R on January 1, 2006, operating losses associated with the Australian check processing operations and charges of $9.0 million related to the write-down of assets and facility shutdown costs in the lending division. Partially offsetting these decreases in operating income and margin were increases in higher margin revenues in the electronic payments and flood insurance processing businesses, continued strong operating results in bank and credit union core processing and improvements in overall operating efficiencies.

In addition, operating margins in 2006 and 2005 were negatively impacted by the significant revenue growth in the pharmacy management and workers’ compensation businesses, which generate operating margins in the low- to mid-single digits. The negative impact on operating margins due to the inclusion of prescription product costs in revenue and expense was approximately 3 percentage points in 2006 and 2005 and 2 percentage points in 2004.

Segment Results

In connection with organizational changes in 2006, we reclassified our reportable segments to align them with how our chief operating decision maker currently manages the business. As a result, our continuing operations were classified into three business segments: Financial Institution Services; Insurance Services; and Investment Support Services. In May 2007, we signed definitive agreements to sell Fiserv ISS and as a result, our investment support services operations are reported as discontinued operations. As a result, our reporting segments for our continuing operations are Financial Institution Services (“Financial”) and Insurance Services (“Insurance”). The following table presents, for the years indicated, revenues, operating income, and operating margin for our business segments.

Years ended December 31, (Dollars in millions)	Financial	Insurance	Total
Total revenues:
2006	$2,877.4	$1,529.6	$4,407.0
2005	2,650.0	1,275.0	3,925.1
2004	2,451.4	1,152.8	3,604.2

Operating income:
2006	$565.0	$154.3	$719.2
2005	581.1	139.2	720.4
2004	514.1	124.9	639.0

Operating income growth (decline) (1):
2006	(3)%	11%	0%
2005	13%	12%	13%

Operating margin:
2006	20%	10%	16%
2005	22%	11%	18%
2004	21%	11%	18%

(1)	Represents operating income growth (decline) compared to the prior period.

Financial

The Financial segment increased total revenues by $227.4 million, or 9%, in 2006 and $198.6 million, or 8%, in 2005. The internal revenue growth rate in the Financial segment was 6% in 2006 and 2005 with the remaining growth in each year resulting from acquisitions. Internal revenue growth in this segment was primarily driven by increased volumes and new clients in the electronic payments and loan settlement services businesses along with new client growth and increased sales in the banking and credit union core processing businesses and card fulfillment businesses. In 2006, internal revenue growth was negatively impacted by a $34.5 million decrease in contract termination fees and the loss of two clients in 2005. In 2005, internal revenue growth was positively impacted by a $21.5 million increase in contract termination fees.

Operating margins in the Financial segment were 20% in 2006, 22% in 2005 and 21% in 2004. In comparison to 2005, operating margins in 2006 were negatively impacted by a decrease of $34.5 million in higher margin contract termination fees, an increase of $20.8 million in share-based compensation expense related to the prospective adoption of SFAS 123R on January 1, 2006, operating losses associated with the Australian check processing operations and charges totaling $9.0 million related to the write-down of assets and facility shutdown costs in the lending division. Partially offsetting these negative factors in 2006 were higher margin revenues in the electronic payments businesses, continued strong operating results in the bank and credit union processing businesses and overall operating efficiencies. Operating margins in 2005 were positively impacted over 2004 primarily by a $21.5 million increase in contract termination fees.

Insurance

Revenues in the Insurance segment increased $254.6 million, or 20%, in 2006 compared to 2005 and $122.3 million, or 11%, in 2005 compared to 2004. The internal revenue growth rate in this segment was 16% in 2006 and 8% in 2005 with the remaining growth resulting from acquisitions. The internal revenue growth rates were primarily driven by the signing of new clients in the pharmacy management and workers’ compensation businesses.

Operating margins in the Insurance segment were 10% in 2006 compared to 11% in 2005 and 2004. Operating margins in 2006 were negatively impacted primarily by the significant increase in revenues in the pharmacy management and workers’ compensation businesses, which generate operating margins in the low- to mid-single digits, and expenses associated with our consumer-directed health care initiatives. Partially offsetting these factors were higher operating margins in our flood and property and casualty insurance businesses. The inclusion of prescription product costs in revenue and expense negatively impacted operating margins in the Insurance segment by 10 percentage points, 8 percentage points and 7 percentage points in 2006, 2005 and 2004, respectively.

Discontinued Operations

On May 24, 2007, we signed definitive agreements (the “Agreements”) to sell Fiserv ISS in two separate transactions. Consummation of the transactions is subject to customary conditions to closing, including receipt of regulatory approvals. The transaction with TD AMERITRADE Online Holdings Corp. (“TD AMERITRADE”) is currently expected to close in the fourth quarter of 2007 and the transaction with Robert Beriault Holdings, Inc. is expected to close in the first quarter of 2008. The expected proceeds from the transactions, net of related expenses and taxes, are expected to result in a gain to be recorded when the transactions close.

In one transaction, TD AMERITRADE has agreed to acquire Fiserv Trust Company and the accounts of our institutional retirement plan and advisor services operations for $225 million in cash at closing plus contingent cash consideration of up to $100 million based on the achievement of revenue targets over the twelve months subsequent to closing. In addition, we will receive approximately $80 million for a portion of the net capital included in the business and excess capital.

In a separate transaction, Robert Beriault Holdings, Inc., an entity controlled by the current president of Fiserv ISS, has agreed to acquire the remaining accounts and net capital of Fiserv ISS, including the investment administration services business which provides back office and custody services for individual retirement accounts, for approximately $50 million in cash. The Company will retain a minority interest in this business, however, the Company’s continuing involvement is not expected to be significant.

On March 24, 2005, we completed the sale of our securities clearing businesses to Fidelity Global Brokerage Group, Inc. (“Fidelity”) for $344.9 million paid in cash at closing, subject to certain post-closing adjustments. Prior to completion of the sale, the securities clearing businesses paid a $68.0 million cash distribution to us. The sales proceeds, net of related expenses, including taxes that became due upon the sale of the securities clearing businesses, approximated the carrying value of this investment.

Our discontinued operations, which include Fiserv ISS and our securities clearing businesses, had income of $28.5 million and $26.1 million in 2006 and 2005, respectively, and a loss of $0.1 million in 2004. The 2006 results are comprised of Fiserv ISS income of $21.8 million and a $6.7 million after-tax gain related to a contingent payment that we received from Fidelity based on the securities clearing businesses’ achievement of revenue targets established in the stock purchase agreement. The 2005 results are comprised of after-tax income of $21.0 million for Fiserv ISS and $5.1 million for our securities clearing businesses which was primarily the result of favorable resolutions of income tax uncertainties. The 2004 results are comprised of after-tax income of $17.2 million for Fiserv ISS and an after-tax loss of $17.3 million for our securities clearing businesses. The increase in Fiserv ISS after-tax income in 2005 compared to 2004 was primarily due to a temporary increase in cash investment balances in 2005 that improved net investment income. The 2004 results include charges of $15.0 million for the settlement of a matter with the SEC related to our securities clearing businesses.

We are investigating a matter identified in an indemnification notice delivered pursuant to the stock purchase agreement related to the sale of our securities clearing businesses. The matter relates to the securities clearing businesses’ past maintenance of certain documentation related to introducing broker dealers’ customers. We are unable to estimate or predict the ultimate outcome of this matter or to determine whether this matter will have a material adverse impact on our discontinued operations’ results.

Interest Expense and Interest Income

Interest expense was $41.0 million, $27.8 million and $24.9 million in 2006, 2005 and 2004, respectively. The $13.2 million increase in interest expense in 2006 was primarily due to an increase in average borrowings outstanding due to acquisitions and additional share repurchases in 2005 and 2006.

Interest income was $0.3 million, $6.8 million and $1.1 million in 2006, 2005 and 2004, respectively. The $6.5 million decrease in interest income in 2006 and the $5.7 million increase in interest income in 2005 was primarily due to increased cash balances in 2005 resulting from the proceeds we received for the sale of our securities clearing businesses.

Realized Gain from Sale of Investments

In 2005, we realized a pre-tax gain of $43.5 million, or $0.14 per share after income taxes, from the sale of our remaining ownership of 3.2 million shares of common stock of Bisys Group, Inc. In addition, we sold our investment in INTRIA Items, Inc. to our joint venture partner, Canadian Imperial Bank of Commerce, which resulted in a pre-tax gain of $43.4 million, or $0.15 per share after income taxes.

Income Tax Provision

The effective income tax rate for continuing operations was 37.9% in 2006, 37.6% in 2005 and 38.6% in 2004. The effective income tax rates for 2006 and 2005 were favorably impacted by a number of one-time items compared to 2004 primarily associated with changes in state tax laws, finalization of various tax returns and a lower tax rate on the sale of investments. We expect that the income tax rate for continuing operations will be approximately 38.5% in 2007.

Net Income Per Share - Diluted

Net income per share-diluted for 2006 was $2.53 compared to $2.70 in 2005 and $1.91 in 2004. Net income per share-diluted from continuing operations was $2.37 in 2006 compared to $2.57 in 2005 and $1.91 in 2004. Net income per share-diluted in 2006 compared to 2005 was negatively impacted by a decrease of $0.29 per share from realized gains on sale of investments in 2005, approximately $0.12 per share from a decrease in contract termination fees in 2006, $0.09 per share of incremental share-based compensation expense in 2006 due to the prospective adoption of FAS 123R on January 1, 2006 and $0.03 per share related to the write-down of assets and facility shutdown costs in our lending division in 2006. Net income per share-diluted from continuing operations for 2005 of $2.57 compared to $1.91 in 2004 was positively impacted by $0.29 per share due to the realized gain on sale of investments in 2005 and approximately $0.07 per share from an increase in contract termination fees in 2005 compared to 2004.

Liquidity and Capital Resources

The following table summarizes our free cash flow:

(In millions)	2006	2005	2004
Net cash provided by operating activities from continuing operations	$608.6	$566.9	$667.6
Capital expenditures	(179.8)	(154.8)	(155.8)

Free cash flow	$428.8	$412.1	$511.8

Free cash flow increased by $16.7 million in 2006 compared with 2005 and was impacted by a higher level of capital expenditures in 2006. Capital expenditures increased $25.0 million in 2006 as compared to 2005 primarily due to a series of investments to support future client growth. Free cash flow in 2006 was negatively impacted by lower contract termination fee revenue, after income taxes, of approximately $21 million and $10.0 million due to the treatment of excess tax benefits from stock option exercises, which are required by SFAS 123R to be included in cash flows from financing activities instead of operating cash flows as they were in 2005 and prior years.

In 2006, we used our free cash flow and borrowings under our revolving credit facility and commercial paper program primarily to fund acquisition related payments of $186.5 million and to repurchase 12.7 million shares of our common stock for $560.1 million. As of December 31, 2006, 0.4 million shares of our common stock were available for repurchase under previous authorizations by our board of directors. On January 31, 2007, our board of directors authorized the repurchase of up to 10.0 million additional shares of our common stock. Share repurchases under the authorizations are expected to be made through open market transactions as market conditions warrant. Shares repurchased have historically been held for issuance in connection with acquisitions and equity plans. Our current policy is to use our free cash flow to support future business opportunities and repurchase shares of our common stock, rather than to pay dividends.

At December 31, 2006, we had $747.3 million of long-term debt of which $451.8 million was outstanding under our revolving credit and commercial paper facilities. We maintain a $500 million unsecured commercial paper program, which is exempt from registration under the Securities Act of 1933. Under this program, we may issue commercial paper with maturities of up to 397 days from the date of issuance. We also maintain a $900 million unsecured revolving credit facility with a syndicate of banks. We may increase the availability under this facility up to $1.25 billion at our discretion, subject to a number of conditions, including the absence of any default under the credit agreement. The revolving credit facility supports 100% of our outstanding commercial paper. As a result, borrowings under the commercial paper program reduce the amount of credit available under the revolving credit facility. The revolving credit facility contains various restrictions and covenants. Among other requirements, our consolidated indebtedness is limited to no more than three and one-half times consolidated net earnings before interest, taxes, depreciation and amortization. The facility expires on March 24, 2011. We were in compliance with all debt covenants throughout 2006.

We believe that our cash flow from operations together with other available sources of funds will be adequate to meet our operating requirements, required operating lease payments, required repayments of long-term debt, and expected capital spending needs in 2007. At December 31, 2006, we had $435 million available for borrowing under our credit and commercial paper facilities and $149 million of cash and cash equivalents. In the event that we make significant future acquisitions, we may raise funds through additional borrowings or the issuance of common shares.

Historically, our growth has been accomplished, to a significant degree, through the acquisition of businesses that are complementary to our operations. We believe that a number of acquisition candidates are available that would further enhance our competitive position and we plan to pursue them.

Off-Balance Sheet Arrangements and Contractual Obligations

We do not have any material off-balance sheet arrangements other than operating leases. Purchase obligations primarily relate to agreements to purchase or license data processing equipment and software. The following table details our contractual cash obligations at December 31, 2006:

(In millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$747.3	$5.4	$288.8	$453.1	$—
Minimum operating lease payments	393.4	97.7	146.7	91.5	57.5
Purchase obligations	43.1	19.7	5.4	18.0	—

Total	$1,183.8	$122.8	$440.9	$562.6	$57.5

QUARTERLY FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share data)	Quarters
	First	Second	Third	Fourth	Total
2006
Revenues:
Processing and services	$726,695	$705,734	$729,376	$727,535	$2,889,340
Product	335,624	351,760	393,141	437,166	1,517,691

Total revenues	1,062,319	1,057,494	1,122,517	1,164,701	4,407,031

Expenses:
Cost of processing and services	463,068	465,148	465,809	474,146	1,868,171
Cost of product	272,094	278,209	336,424	364,534	1,251,261
Selling, general and administrative	140,235	137,569	139,905	150,653	568,362

Total expenses	875,397	880,926	942,138	989,333	3,687,794

Operating income	186,922	176,568	180,379	175,368	719,237
Interest expense, net	(8,143)	(10,351)	(11,582)	(10,596)	(40,672)

Income from continuing operations before income taxes	178,779	166,217	168,797	164,772	678,565
Income tax provision	67,965	61,639	63,641	63,925	257,170

Income from continuing operations	110,814	104,578	105,156	100,847	421,395
Income from discontinued operations, net of income taxes	5,397	13,091	4,932	5,099	28,519

Net income	$116,211	$117,669	$110,088	$105,946	$449,914

Net income per share – basic:
Continuing operations	$0.62	$0.60	$0.61	$0.59	$2.41
Discontinued operations	0.03	0.07	0.03	0.03	0.16

Total	$0.65	$0.67	$0.63	$0.62	$2.57

Net income per share – diluted:
Continuing operations	$0.61	$0.59	$0.60	$0.58	$2.37
Discontinued operations	0.03	0.07	0.03	0.03	0.16

Total	$0.64	$0.66	$0.63	$0.61	$2.53

(In thousands, except per share data)	Quarters
	First	Second	Third	Fourth	Total
2005
Revenues:
Processing and services	$661,239	$674,242	$690,274	$731,389	$2,757,144
Product	279,128	287,468	288,661	312,669	1,167,926

Total revenues	940,367	961,710	978,935	1,044,058	3,925,070

Expenses:
Cost of processing and services	418,024	431,804	448,552	466,142	1,764,522
Cost of product	221,440	229,055	239,680	252,533	942,708
Selling, general and administrative	118,489	121,827	124,733	132,430	497,479

Total expenses	757,953	782,686	812,965	851,105	3,204,709

Operating income	182,414	179,024	165,970	192,953	720,361
Interest expense, net	(4,804)	(2,900)	(5,540)	(7,771)	(21,015)
Realized gain from sale of investments	43,452	—	—	43,370	86,822

Income from continuing operations before income taxes	221,062	176,124	160,430	228,552	786,168
Income tax provision	85,740	68,524	56,047	85,558	295,869

Income from continuing operations	135,322	107,600	104,383	142,994	490,299
Income from discontinued operations, net of income taxes	3,704	6,397	8,556	7,482	26,139

Net income	$139,026	$113,997	$112,939	$150,476	$516,438

Net income per share – basic:
Continuing operations	$0.70	$0.56	$0.56	$0.78	$2.60
Discontinued operations	0.02	0.03	0.05	0.04	0.14

Total	$0.72	$0.60	$0.60	$0.82	$2.74

Net income per share – diluted:
Continuing operations	$0.69	$0.56	$0.55	$0.77	$2.57
Discontinued operations	0.02	0.03	0.05	0.04	0.14

Total	$0.71	$0.59	$0.60	$0.81	$2.70

Item 8.	Financial Statements and Supplementary Data

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

In thousands, except per share data Years ended December 31,	2006	2005	2004
Revenues:
Processing and services	$2,889,340	$2,757,144	$2,614,196
Product	1,517,691	1,167,926	990,014

Total revenues	4,407,031	3,925,070	3,604,210
Expenses:
Cost of processing and services	1,868,171	1,764,522	1,734,371
Cost of product	1,251,261	942,708	795,965
Selling, general and administrative	568,362	497,479	434,864

Total expenses	3,687,794	3,204,709	2,965,200
Operating income	719,237	720,361	639,010
Interest expense	(40,995)	(27,828)	(24,902)
Interest income	323	6,813	1,090
Realized gain from sale of investments	—	86,822	—

Income from continuing operations before income taxes	678,565	786,168	615,198
Income tax provision	257,170	295,869	237,466

Income from continuing operations	421,395	490,299	377,732
Income (loss) from discontinued operations, net of income taxes	28,519	26,139	(90)

Net income	$449,914	$516,438	$377,642

Net income per share – basic:
Continuing operations	$2.41	$2.60	$1.94
Discontinued operations	0.16	0.14	—

Total	$2.57	$2.74	$1.94

Net income per share – diluted:
Continuing operations	$2.37	$2.57	$1.91
Discontinued operations	0.16	0.14	—

Total	$2.53	$2.70	$1.91

Shares used in computing net income per share:
Basic	174,989	188,807	194,981
Diluted	177,529	190,967	197,287

See accompanying notes.

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

Dollars in thousands December 31,	2006	2005

ASSETS
Cash and cash equivalents	$149,440	$169,532
Trade accounts receivable, less allowance for doubtful accounts	578,498	496,328
Deferred income taxes	30,335	33,198
Prepaid expenses and other current assets	141,512	112,940
Assets of discontinued operations held for sale	2,113,455	2,203,546

Total current assets	3,013,240	3,015,544

Property and equipment, net	241,924	219,366
Intangible assets, net	592,801	569,188
Goodwill	2,361,485	2,247,909
Other long-term assets	42,248	39,990

Total assets	$6,251,698	$6,091,997

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$228,265	$193,416
Accrued expenses	338,247	341,343
Deferred revenues	258,102	235,997
Customer funds held	51,736	41,272
Liabilities of discontinued operations held for sale	1,944,026	1,956,077

Total current liabilities	2,820,376	2,768,105

Long-term debt	747,256	595,385
Deferred income taxes	195,553	189,000
Other long-term liabilities	62,891	73,767

Total liabilities	3,826,076	3,626,257

Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 25,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 197,791,218 and 197,507,892 shares issued	1,978	1,975
Additional paid-in capital	700,103	693,715
Accumulated other comprehensive income (loss)	(131)	1,321
Accumulated earnings	2,886,891	2,436,977
Treasury stock, at cost, 26,699,943 and 15,753,675 shares	(1,163,219)	(668,248)

Total shareholders' equity	2,425,622	2,465,740

Total liabilities and shareholders' equity	$6,251,698	$6,091,997

See accompanying notes.

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)	Common Stock		Additional Paid-In Capital	Comprehensive Income	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Treasury Stock
	Shares	Amount					Shares	Amount
Balance at December 31, 2003	194,260	$1,943	$637,623		$17,345	$1,542,897	—	$—
Net income				$377,642		377,642
Foreign currency translation				634	634
Change in unrealized gains on available-for-sale investments – net of tax				3,253	3,253
Fair market value adjustment on cash flow hedges – net of tax				5,463	5,463

Comprehensive income				$386,992

Shares issued under stock plans including income tax benefits	1,680	16	41,950
Purchase of treasury stock							1,692	(64,344)

Balance at December 31, 2004	195,940	1,959	679,573		26,695	1,920,539	1,692	(64,344)
Net income				$516,438		516,438
Foreign currency translation				767	767
Change in unrealized gains on available-for-sale investments – net of tax				(228)	(228)
Reclassification adjustment for realized investment gains included in net income – net of tax				(31,902)	(31,902)
Fair market value adjustment on cash flow hedges – net of tax				5,989	5,989

Comprehensive income				$491,064

Shares issued under stock plans including income tax benefits	1,568	16	14,142				(1,171)	48,671
Purchase of treasury stock							15,233	(652,575)

Balance at December 31, 2005	197,508	1,975	693,715		1,321	2,436,977	15,754	(668,248)
Net income				$449,914		449,914
Foreign currency translation				1	1
Change in unrealized gains on available-for-sale investments – net of tax				274	274
Fair market value adjustment on cash flow hedges – net of tax				378	378

Comprehensive income				$450,567

Adjustment to adopt SFAS No. 158 – net of tax					(2,105)
Share-based compensation			28,548
Shares issued under stock plans including income tax benefits	283	3	(22,160)				(1,747)	74,671
Purchase of treasury stock							12,693	(569,642)

Balance at December 31, 2006	197,791	$1,978	$700,103		$(131)	$2,886,891	26,700	$(1,163,219)

See accompanying notes.

FISERV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands Years ended December 31,	2006	2005	2004
Cash flows from operating activities:
Net income	$449,914	$516,438	$377,642
Adjustment for discontinued operations	(28,519)	(26,139)	90
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Realized gain from sale of investments	—	(86,822)	—
Deferred income taxes	14,460	19,049	23,679
Share-based compensation	27,691	4,045	655
Excess tax benefit from exercise of options	(10,008)	—	—
Depreciation and amortization	188,233	167,430	171,258
Changes in assets and liabilities, net of effects from acquisitions and dispositions of businesses:
Trade accounts receivable	(57,176)	(69,448)	(16,247)
Prepaid expenses and other assets	(15,097)	(13,104)	(6,195)
Trade accounts payable and accrued expenses	2,596	43,316	52,249
Deferred revenues	13,470	14,525	17,897
Accrued income taxes	23,022	(2,388)	46,524

Net cash provided by operating activities from continuing operations	608,586	566,902	667,552

Cash flows from investing activities:
Capital expenditures, including capitalization of software costs for external customers	(179,753)	(154,763)	(155,787)
Payments for acquisitions of businesses, net of cash acquired	(186,536)	(509,466)	(64,519)
Proceeds from sale of businesses, net of expenses paid	5,648	282,236	—
Cash distributions received from discontinued operations	98,000	68,000	—
Proceeds from sale of investments	—	108,815	—
Other investing activities	(1,347)	476	348

Net cash used in investing activities from continuing operations	(263,988)	(204,702)	(219,958)

Cash flows from financing activities:
Proceeds from long-term debt	154,625	129,580	17,303
Repayments of long-term debt	(15,953)	(39,744)	(210,243)
Issuance of common stock and treasury stock	36,277	28,084	30,011
Purchases of treasury stock	(560,111)	(652,575)	(64,344)
Excess tax benefit from exercise of options	10,008	—	—
Customer funds held	10,464	(837)	(32,281)

Net cash used in financing activities from continuing operations	(364,690)	(535,492)	(259,554)

Change in cash and cash equivalents	(20,092)	(173,292)	188,040
Beginning balance	169,532	342,824	154,784

Ending balance	$149,440	$169,532	$342,824

Discontinued Operations Cash Flow Information:
Net cash provided by operating activities	$26,376	$27,959	$121,145
Net cash provided by (used in) investing activities	2,900	(261,202)	(210,199)
Net cash (used in) provided by financing activities	(8,327)	71,424	250,222

Net cash provided by (used in) discontinued operations	20,949	(161,819)	161,168
Cash and cash equivalents – sold	—	(32,394)	—
Beginning balance – discontinued operations	14,939	209,152	47,984

Ending balance – discontinued operations	$35,888	$14,939	$209,152

See accompanying notes.

Notes to Consolidated Financial Statements

For the years ended December 31, 2006, 2005 and 2004

1. Summary of Significant Accounting Policies

Description of the Business

Fiserv, Inc. and its subsidiaries (collectively, the “Company”) provide integrated information management systems and services, including transaction processing, business process outsourcing, document distribution services, and software and systems solutions. The Company’s continuing operations are primarily in the United States and consist of two business segments: Financial Institution Services and Insurance Services. The Financial Institution Services segment provides account and transaction processing systems and services to financial institutions and other financial intermediaries. The Insurance Services segment provides a wide range of services to insurance carriers, agents, distributors, third-party administrators, and self-insured employers.

On May 24, 2007, the Company announced that it had signed definitive agreements to sell its investment support services segment (“Fiserv ISS”) in two separate transactions. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the financial results of Fiserv ISS are reported as discontinued operations for all periods presented.

Principles of Consolidation

The consolidated financial statements include the accounts of Fiserv, Inc. and all majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair Values

The fair values of cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and customer funds held approximate the carrying values due to the short period of time to maturity. The fair value of long-term debt is estimated using discounted cash flows based on the Company’s current incremental borrowing rates or dealer quotes and the fair value of derivative instruments is determined based on dealer quotes.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires companies to recognize the funded status of pension and other postretirement benefit plans on sponsoring employers’ balance sheets and to recognize changes in the funded status in the year the changes occur. The recognition provisions of SFAS 158 became effective for fiscal years ending after December 15, 2006. The adoption of SFAS 158 did not have a material impact on the Company’s financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects that the adoption of FIN 48 will not have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact that the adoption of SFAS 157 will have on its financial statements.

Reclassifications

During 2006, the Company revised the classification of accounts receivable and accounts payable within the consolidated balance sheets such that trade accounts receivable and trade accounts payable are reported separately. Assets and liabilities that do not pertain to trade accounts receivable or trade accounts payable have been reclassified to prepaid expenses and other assets, accrued expenses or customer funds held. Amounts reported in prior periods have been reclassified to conform with the current presentation.

Derivative Instruments

The Company accounts for its derivative instruments in accordance with SFAS Nos. 133, 137, and 149 related to “Accounting for Derivative Instruments and Hedging Activities.” Derivative instruments are recorded on the balance sheet as either an asset or liability measured at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative are recognized in earnings. To the extent the hedge is effective, there is an offsetting adjustment to the basis of the item being hedged. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded as a component of accumulated other comprehensive income (loss) and recognized in the consolidated statements of income when the hedged item affects earnings. Ineffective portions of changes in the fair value of hedges are recognized in earnings.

The Company’s existing fair value and cash flow hedges have been effective. As a result, there is no current impact on earnings due to hedge ineffectiveness. The Company’s policy is to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes.

Revenue Recognition

Processing and services revenues are primarily derived from account and transaction-based fees for data processing, related consulting services and software maintenance fees and are recognized as the related services are provided. Software maintenance fee revenues for ongoing customer support are recognized ratably over the term of the related support period, generally 12 months. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.

Product revenues are primarily derived from the Company’s pharmacy businesses, software license sales and integrated print and electronic communications. Product revenues from pharmacy network contracts where the Company is the principal are recognized on a gross basis at the prescription price (ingredient cost plus dispensing fee) negotiated with clients, excluding the portion of the price to be settled directly by the member (co-payment), plus administrative fees. Responsibilities under client contracts to adjudicate member claims properly and to separate contractual pricing relationships and responsibilities among the pharmacies in the networks and interaction with members, among other factors, qualify the Company as the principal under the indicators set forth in Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” in the majority of transactions with clients. The Company also recognizes product revenues, such as software license sales, when written contracts are signed, delivery of the product has occurred, the fee is fixed or determinable and collection is probable.

The Company includes customer reimbursements, such as postage and telecommunication costs, in processing and services revenue, product revenue, cost of processing and services, and cost of product in accordance with EITF No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.” These costs, which are pass-through expenses to clients and which are included in both revenues and expenses, were $416.1 million, $351.0 million and $379.2 million in 2006, 2005 and 2004, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of: salaries, wages and related expenses paid to sales personnel, administrative employees and management; advertising and promotional costs; and other selling and administrative expenses.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and investments with original maturities of 90 days or less.

Allowance for Doubtful Accounts

The Company analyzes trade accounts receivable by considering historical bad debts, customer creditworthiness, current economic trends, changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. The allowance for doubtful accounts was $36.8 million and $32.9 million at December 31, 2006 and 2005, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed primarily using the straight-line method over the shorter of the estimated useful life of the asset or the leasehold period, if applicable. Property and equipment consisted of the following at December 31:

(In thousands)	Estimated Useful Lives	2006	2005
Data processing equipment	3 to 5 years	$404,047	$370,809
Buildings and leasehold improvements	5 to 40 years	132,599	124,897
Furniture and equipment	3 to 10 years	132,198	121,743

		668,844	617,449
Less accumulated depreciation and amortization		426,920	398,083

Total		$241,924	$219,366

Intangible Assets

Intangible assets consisted of the following at December 31:

2006 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$617,787	$432,168	$185,619
Purchased software	254,736	174,028	80,708
Customer base	352,697	88,831	263,866
Trade names	60,544	1,386	59,158
Other	8,486	5,036	3,450

Total	$1,294,250	$701,449	$592,801

2005 (In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Software development costs for external customers	$553,618	$385,052	$168,566
Purchased software	230,066	144,838	85,228
Customer base	324,047	70,560	253,487
Trade names	57,744	—	57,744
Other	8,486	4,323	4,163

Total	$1,173,961	$604,773	$569,188

Software development costs for external customers include internally generated computer software for external customers and software acquired in conjunction with acquisitions of businesses. The Company capitalizes certain costs incurred to develop new software or enhance existing software which is marketed externally or utilized by the Company to process customer transactions. Costs are capitalized commencing when the technological feasibility of the software has been established. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product’s technological feasibility are expensed as incurred. Amortization of all software is computed on a straight-line basis over the expected useful life of the product, generally three to five years.

Gross software development costs for external customers capitalized for new products and enhancements to existing products totaled $58.3 million, $48.9 million and $46.7 million in 2006, 2005 and 2004, respectively. Amortization of previously capitalized development costs was $46.1 million, $47.2 million and $58.4 million in 2006, 2005 and 2004, respectively.

Customer base intangible assets represent customer contracts and relationships obtained as part of acquired businesses and are amortized over their estimated useful lives, generally five to 20 years. Trade names determined to have finite useful lives are amortized over their useful lives, generally 10 years, and trade names determined to have indefinite lives are not amortized, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Other intangible assets consist primarily of non-compete agreements, which are amortized over the term of the underlying agreement.

Amortization expense for intangible assets was $105.9 million, $96.2 million and $99.5 million in 2006, 2005 and 2004, respectively. Aggregate amortization expense with respect to existing intangible assets with finite lives resulting from acquisitions of businesses, excluding purchased software amortization, is estimated to approximate $32 million annually.

Goodwill

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired is recorded as goodwill. The Company reviews, on an annual basis, or more frequently if circumstances indicate possible impairment, the carrying value of goodwill by comparing reporting unit carrying values to estimated fair values. Based on the Company’s annual impairment assessment in the fourth quarter of 2006, no impairment currently exists. The changes in goodwill by business segment during 2006 and 2005 were as follows:

(In thousands)	Financial Institution Services	Insurance Services	Total
Balance, December 31, 2004	$1,150,330	$707,424	$1,857,754
Goodwill additions	352,593	37,562	390,155

Balance, December 31, 2005	1,502,923	744,986	2,247,909
Goodwill additions	19,778	93,798	113,576

Balance, December 31, 2006	$1,522,701	$838,784	$2,361,485

Impairment of Long-Lived Assets

The Company assesses the likelihood of recovering the cost of long-lived assets based on current and projected operating results and cash flows of the related business operations using undiscounted cash flow analyses. These factors, along with management’s plans with respect to operations, are considered whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in assessing the recoverability of property and equipment and intangible assets subject to amortization. Measurement of any impairment loss is based on estimated fair value.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating loss and tax credit carryforwards, and tax contingencies. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance, if necessary, is recorded against deferred tax assets for which utilization of the asset is not likely.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following at December 31:

(In thousands)	2006	2005
Unrealized gains (losses) on investments, net of tax	$229	$(45)
Fair market value adjustment on cash flow hedges, net of tax	694	316
Foreign currency translation adjustments	1,051	1,050
Unrecognized pension losses, net of tax	(2,105)	—

Total	$(131)	$1,321

Shareholder Rights Plan

The Company has a shareholder rights plan. Under this plan, each shareholder holds one preferred stock purchase right for each outstanding share of the Company’s common stock held. The stock purchase rights are not exercisable until certain events occur.

Realized Gain from Sale of Investments

During 2005, the Company sold its remaining 3.2 million shares of common stock of Bisys Group, Inc., realizing a pre-tax gain of $43.5 million, and its investment in INTRIA Items, Inc., realizing a pre-tax gain of $43.4 million. Realized gains or losses are computed based on specific identification of the investments sold, based on the trade date.

Net Income Per Share

Basic net income per share is computed using the weighted-average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted-average number of common shares and common stock equivalents outstanding during the periods. Common stock equivalents consist of stock options and restricted stock and are computed using the treasury stock method. For the years ended December 31, 2006, 2005 and 2004, the Company excluded 1.0 million, 0.1 million and 4.1 million weighted-average shares for stock options, respectively, from the calculation of common stock equivalents as their impact was anti-dilutive.

The computation of shares used in calculating basic and diluted net income per common share is as follows:

(In thousands)	2006	2005	2004
Weighted-average common shares outstanding used for the calculation of net income per share – basic	174,989	188,807	194,981
Common stock equivalents	2,540	2,160	2,306

Total shares used for the calculation of net income per share – diluted	177,529	190,967	197,287

Supplemental Cash Flow Information

(In thousands)	2006	2005	2004
Interest paid	$41,704	$26,696	$25,495
Income taxes paid (including discontinued operations)	234,949	335,601	177,017
Liabilities assumed in acquisitions of businesses	32,249	39,478	10,507

2. Acquisitions

During 2006, 2005 and 2004, the Company completed the following acquisitions of businesses. The results of operations of these acquired businesses have been included in the accompanying consolidated statements of income from the dates of acquisition.

Company	Month Acquired	Service	Consideration
2006:
CareGain, Inc.	Jan.	Health plan management	Cash for stock
P2P Link, LLC	Jan.	Health plan management	Cash for stock
Wolters Kluwer’s CT Insurance Services and Financial Training businesses	Feb.	Insurance/securities training	Cash for assets
Insurance Wholesalers, Inc.	June	Insurance services	Cash for stock
Jerome Group, LLC	July	Printing services	Cash for stock
InsureWorx, Inc.	Sept.	Insurance software systems	Cash for stock
Innovative Cost Solutions, LLC	Oct.	Health plan management	Cash for stock

2005:
Del Mar Datatrac, Inc.	Mar.	Lending services	Cash for stock
Emergis, Inc.’s eLending U.S. business	May	Lending services	Cash for assets
Interactive Technologies, Inc.	June	Software and services	Cash for stock
Administrative Services Group, Inc.	June	Health plan management	Cash for stock
J.W. Hutton, Inc.	Aug.	Health plan management	Cash for stock
BillMatrix Corporation	Aug.	Data processing	Cash for stock
VerticalPoint, Inc.	Aug.	Insurance software systems	Cash for stock
Xcipio, Inc.	Nov.	Insurance software systems	Cash for assets

2004:
RegEd, Inc.	Jan.	Insurance/securities training	Cash for stock
Pharmacy Fulfillment, Inc.	Aug.	Health plan management	Cash for stock
Results International Systems, Inc.	Aug.	Insurance data processing	Cash for stock
CheckAGAIN, LLC	Oct.	Item processing	Cash for assets

During 2006, 2005 and 2004, the Company completed seven, eight and four acquisitions, respectively. Net cash paid for these acquisitions was $168.6 million, $440.3 million and $35.7 million, respectively, subject to certain adjustments. Amounts allocated to goodwill and intangible assets are based on preliminary estimates and are subject to final adjustment. Pro forma information for 2006 is not provided because the 2006 acquisitions did not have a material effect on the Company’s results of operations.

The Company may be required to pay additional cash consideration for prior acquisitions if certain previously acquired entities achieve specific operating income targets. Accordingly, the Company has recorded a liability of $23 million at December 31, 2006 for estimated additional cash consideration which may be paid. During 2006, as a result of previously acquired entities achieving their operating income targets, the Company paid additional cash consideration of $17.9 million which was treated as additional purchase price.

3. Dispositions

On May 24, 2007, the Company signed definitive agreements (the “Agreements”) to sell Fiserv ISS in two separate transactions. Consummation of the transactions is subject to customary conditions to closing, including receipt of regulatory approvals.

In one transaction, TD AMERITRADE Online Holdings Corp. (“TD AMERITRADE”) has agreed to acquire Fiserv Trust Company and the accounts of the Company’s institutional retirement plan and advisor services operations for $225 million in cash at closing plus contingent cash consideration of up to $100 million based on the achievement of revenue targets over the twelve months subsequent to closing. In addition, the Company will receive approximately $80 million for a portion of the net capital included in the business and excess capital.

In a separate transaction, Robert Beriault Holdings, Inc., an entity controlled by the current president of Fiserv ISS, has agreed to acquire the remaining accounts and net capital of Fiserv ISS, including the investment administration services business which provides back office and custody services for individual retirement accounts, for approximately $50 million in cash. The Company will retain a minority interest in this business, however, the Company’s continuing involvement is not expected to be significant.

The transaction with TD AMERITRADE is currently expected to close in the fourth quarter of 2007 and the transaction with Robert Beriault Holdings, Inc. is expected to close in the first quarter of 2008. The Agreements provide that the Company will retain certain liabilities of Fiserv ISS, including, among others, any liabilities associated with the litigation discussed below in this note.

On March 24, 2005, the Company completed the sale of its securities clearing businesses to Fidelity Global Brokerage Group, Inc. (“Fidelity”) for $344.9 million paid in cash at closing, subject to certain post-closing adjustments. Prior to completion of the sale, the securities clearing businesses paid a $68.0 million cash distribution to the Company. The sales proceeds, net of related expenses, including taxes that became due upon the sale of the securities clearing businesses, approximated the Company’s carrying value of its investment.

Pursuant to SFAS 144, the assets and liabilities, results of operations and cash flows of Fiserv ISS and the Company’s securities clearing businesses have been reported as discontinued operations in the accompanying consolidated financial statements and all prior periods have been restated. Summarized financial information for discontinued operations for the years ended December 31 was as follows:

(In thousands)	2006	2005	2004
Processing and services revenue	$137,120	$160,799	$240,993

Income before income taxes	31,720	31,365	8,805
Income tax provision	(9,890)	(4,863)	(8,895)
Gain (loss) related to sale of securities clearing businesses, net of tax	6,689	(363)	—

Income (loss) from discontinued operations	$28,519	$26,139	$(90)

Fiserv ISS’ revenues include net investment income of $79.5 million, $81.2 million and $74.1 million in 2006, 2005 and 2004, respectively. During 2005, the Company recorded income from discontinued operations of $5.1 million primarily as a result of favorable resolutions of income tax uncertainties. In 2006, the Company finalized and recognized a $6.7 million after-tax gain related to a contingent payment that it received from Fidelity based on the securities clearing businesses’ achievement of revenue targets established in the stock purchase agreement.

Assets and liabilities of discontinued operations are presented separately as assets and liabilities of discontinued operations held for sale within the consolidated balance sheets and consisted of the following:

(In thousands)	December 31, 2006	December 31, 2005
Cash and cash equivalents	$35,888	$14,939
Trade accounts receivable, net	22,571	20,283
Prepaid expenses and other assets	9,095	10,498
Investments	2,016,175	2,124,966
Property and equipment, net	6,116	6,647
Intangible assets, net	23,610	26,213

Assets of discontinued operations held for sale	$2,113,455	$2,203,546

Trade accounts payable and other liabilities	$9,447	$11,981
Retirement account deposits	1,934,579	1,944,096

Liabilities of discontinued operations held for sale	$1,944,026	$1,956,077

Fiserv ISS accepts retirement account deposits from customers and invests the funds in securities. Such amounts due to customers represent the primary source of funds for Fiserv ISS’ investments which primarily consist of mortgage-backed obligations and primarily include GNMA, FNMA and FHLMC mortgage-backed pass-through securities and collateralized mortgage obligations rated AAA by Standard and Poor’s. Assets and liabilities of discontinued operations held for sale are recorded at the lower of carrying value or fair value less cost to sell.

The Company reports its cash flows from continuing operations separate from cash flows from discontinued operations within its consolidated statements of cash flows. In 2006, discontinued operations’ cash flows include a $98.0 million cash distribution that Fiserv ISS paid to the Company. In 2005, discontinued operations’ cash flows include a $68.0 million cash distribution that the securities clearing businesses made to the Company prior to completion of the sale.

Fiserv ISS had fiduciary responsibility for the administration of approximately $46 billion in trust funds as of December 31, 2006.

In February 2007, a class was certified by the United States District Court for the Central District of California in a lawsuit that was filed in 2005 against the Fiserv Trust Company (“Fiserv Trust”). The suit alleges that Fiserv Trust, which serves as a custodian and administrator of investment accounts, knew or should have known that third parties were perpetrating an alleged Ponzi scheme and that it breached its contractual and common law duties and aided and abetted the scheme by not advising the plaintiffs to avoid investing in the alleged scheme. The lawsuit was brought on behalf of a class of investors who maintained self-directed individual retirement accounts administered by Fiserv Trust and others who invested in the alleged scheme, including investors that were never customers of Fiserv Trust, and seeks compensatory damages of $120 million and punitive damages. Fiserv Trust has filed a petition for permission to appeal the class certification order. There is a related action in California Superior Court in San Diego, California seeking compensatory damages of $7 million and punitive damages. The Company believes that the suits are without merit and intends to contest them vigorously. Nevertheless, the Company is unable to estimate or predict the ultimate outcome of these matters or to determine whether these matters will have a material adverse impact on the Company’s discontinued operations’ results or consolidated financial statements. Accordingly, no amounts have been accrued in the consolidated financial statements for these matters.

The Company is investigating a matter identified in an indemnification notice delivered pursuant to the stock purchase agreement related to the sale of the Company’s securities clearing businesses. The matter relates to the securities clearing businesses’ past maintenance of certain documentation related to introducing broker dealers’ customers. The Company is unable to estimate or predict the ultimate outcome of this matter or to determine whether this matter will have a material adverse impact on the Company’s discontinued operations’ results.

4. Long-Term Debt

The Company maintains a $500 million unsecured commercial paper program, which is exempt from registration under the Securities Act of 1933. Under the program, the Company may issue commercial paper with maturities of up to 397 days from the date of issuance. The Company also maintains a $900 million unsecured revolving credit facility with a syndicate of banks. The Company may increase the availability under this facility up to $1.25 billion at the Company’s discretion, subject to certain conditions, including the absence of any default under the credit agreement. The revolving credit facility supports 100% of the outstanding commercial paper. As a result, borrowings under the commercial paper program reduce the availability under the revolving credit facility.

The Company had $451.8 million and $308.2 million of outstanding indebtedness under credit and commercial paper facilities at December 31, 2006 and 2005, respectively. The weighted-average variable interest rate on these borrowings was 5.5% at December 31, 2006. There were no significant commitment fees or compensating balance requirements under these facilities. The revolving credit facility contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other requirements, the Company must limit its consolidated indebtedness to no more than three and one-half times the Company’s consolidated net earnings before interest, taxes, depreciation and amortization. The revolving credit facility expires on March 24, 2011. The Company was in compliance with all debt covenants throughout 2006.

The Company maintained cash flow interest rate swap agreements to fix the interest rates on certain floating-rate debt at a rate of approximately 4.8% at December 31, 2006 (based on current bank fees and spreads) for a notional amount of $150 million until December 2008. The estimated fair values of the Company’s cash flow hedges are $1.1 million and $0.5 million as of December 31, 2006 and 2005, respectively, and are included in the accompanying consolidated balance sheets in prepaid expenses and other assets and as a component of accumulated other comprehensive income, net of deferred taxes.

In addition, the Company had fixed-to-floating interest rate swap agreements on the $150 million 4% senior notes due April 2008, with a variable interest rate of approximately 6.2% at December 31, 2006. The estimated fair values of these fair value hedges are $4.6 million and $5.5 million as of December 31, 2006 and 2005, respectively, and are included in the accompanying consolidated balance sheets in accrued expenses and long-term debt.

The carrying value and estimated fair values of the Company’s long-term debt were as follows at December 31:

	2006		2005
(In thousands)	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Bank notes and commercial paper, at short-term rates	$451,753	$451,753	$308,182	$308,182
3.0% senior notes payable, due 2008	99,967	96,250	99,945	94,375
4.0% senior notes payable, due 2008	145,412	146,813	144,400	144,000
Other long-term borrowings	50,124	50,017	42,858	42,516

Total long-term debt	$747,256	$744,833	$595,385	$589,073

Annual principal payments required under the terms of the long-term debt agreements were as follows at December 31, 2006:

(In thousands) Years ending December 31,
2007	$5,426
2008	283,065
2009	5,663
2010	861
2011	452,241

Total	$747,256

As of December 31, 2006, principal payments due in 2007 are included in long-term debt within the accompanying consolidated balance sheet because the Company has the ability and intent to refinance such borrowings under its unsecured revolving credit facility.

5. Income Taxes

A reconciliation of recorded income tax expense from continuing operations with income tax computed at the statutory federal tax rates is as follows:

(In thousands)	2006	2005	2004
Statutory federal tax rate	35%	35%	35%
Tax computed at statutory rate	$237,498	$275,159	$215,319
State income taxes, net of federal effect	22,438	25,605	22,824
Foreign tax credit carryover	—	—	(2,431)
Other - net	(2,766)	(4,895)	1,754

Income tax provision	$257,170	$295,869	$237,466

The provision for income taxes from continuing operations was as follows:

(In thousands)	2006	2005	2004
Current:
Federal	$209,918	$225,499	$173,138
State	29,673	35,835	33,989
Foreign	3,919	15,352	7,317

	243,510	276,686	214,444

Deferred:
Federal	19,278	20,994	22,894
State	525	409	1,134
Foreign	(6,143)	(2,220)	(1,006)

	13,660	19,183	23,022

Income tax provision	$257,170	$295,869	$237,466

Significant components of the Company’s deferred tax assets and liabilities consisted of the following at December 31:

(In thousands)	2006	2005
Allowance for doubtful accounts	$12,201	$11,418
Purchased incomplete software technology	13,787	17,990
Accrued expenses not currently deductible	27,032	30,506
Share-based compensation	9,493	—
Net operating loss carryforwards	14,027	5,437
Other	18,948	14,966

Total deferred tax assets	95,488	80,317

Prepaid expenses	(7,574)	(7,281)
Software development costs for external customers	(51,178)	(43,788)
Excess of tax over book depreciation	(15,831)	(19,358)
Excess of tax over book amortization	(177,080)	(157,094)
Other	(9,043)	(8,598)

Total deferred tax liabilities	(260,706)	(236,119)

Total	$(165,218)	$(155,802)

Deferred tax assets and liabilities are reported in the consolidated balance sheets as follows at December 31:

(In thousands)	2006	2005
Current assets	$30,335	$33,198
Noncurrent liabilities	(195,553)	(189,000)

Total	$(165,218)	$(155,802)

At December 31, 2006, the Company had federal net operating loss carry-forwards of $8.6 million, with expiration dates ranging from 2022 through 2025, state net operating loss carry-forwards of $77.1 million, with expiration dates ranging from 2007 through 2026, and foreign net operating loss carry-forwards of $25.1 million which do not expire.

6. Employee Stock and Savings Plans

Stock Plans

SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), requires companies to expense the value of employee stock purchase plans, stock option grants and similar awards. The Company adopted SFAS 123R on January 1, 2006 under the modified prospective method. Accordingly, prior periods do not include share-based compensation expense related to SFAS 123R. The modified prospective method requires the application of SFAS 123R to new awards and to awards modified, repurchased or cancelled after the effective date. Additionally, compensation cost for the portion of outstanding awards for which service had not been rendered (such as unvested options) that were outstanding as of the date of adoption are recognized as the remaining services are rendered. The Company recognizes the fair value of share-based compensation awards in cost of processing and services and selling, general and administrative expense in the consolidated statements of income on a straight-line basis over the vesting period.

The Company’s share-based compensation primarily consists of the following:

Stock Options – The Company generally grants stock options to employees and non-employee directors at exercise prices equal to the fair market value of the Company’s stock on the dates of grant. Stock options are typically granted in the first quarter of the year, generally vest 20% on the date of grant and 20% each year thereafter, and expire 10 years from the date of the award. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period of the stock option award.

Restricted Stock – The Company awards shares of stock to employees and non-employee directors that are restricted. During the period of restriction, the holder of restricted stock has voting rights and is entitled to receive all distributions, including dividends, paid with respect to the stock. The Company recognizes compensation expense relating to the issuance of restricted stock based on the market price on the date of award over the period during which the restrictions lapse, which is generally four years from the date of grant.

Employee Stock Purchase Plan – The Company maintains an employee stock purchase plan that allows eligible employees to purchase a limited number of shares of common stock each quarter through payroll deductions at 85% of the closing price of the Company’s common stock on the last business day of each calendar quarter. Compensation expense related to the 15% discount under the employee stock purchase plan is recognized on the purchase date.

Share-based compensation expense recorded in income from continuing operations was $27.7 million ($20.9 million in selling, general and administrative expenses and $6.8 million in cost of processing and services) and $4.0 million (in selling, general and administrative expenses) during 2006 and 2005, respectively. The income tax benefits in income from continuing operations related to share-based compensation totaled $9.2 million and $1.5 million in 2006 and 2005, respectively. As of December 31, 2006, the total remaining unrecognized compensation cost related to continuing operations for non-vested stock options and restricted stock awards, net of estimated forfeitures, was approximately $30 million.

Prior to January 1, 2006, the Company accounted for its stock options, restricted stock and employee stock purchase plan in accordance with the intrinsic value provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, the difference between the quoted market price on the date of grant and the contractual purchase price of shares was recognized as compensation expense over the vesting period on a straight-line basis. The Company did not recognize compensation expense in its consolidated financial statements for stock options because the exercise price was not less than 100% of the fair value of the underlying common stock on the date of grant, or with respect to the employee stock purchase plan because the plan’s discount did not exceed 15%.

The following table illustrates the effect on net income and net income per share in 2005 and 2004 had the Company recognized compensation expense consistent with the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prior to the adoption of SFAS 123R:

(In thousands, except per share data)	2005	2004
Net income:
As reported	$516,438	$377,642
Add: reported share-based compensation expense—net of tax	2,500	405
Less: fair value share-based compensation expense—net of tax	(23,380)	(18,405)

Pro forma	$495,558	$359,642

Reported net income per share:
Basic	$2.74	$1.94
Diluted	2.70	1.91

Pro forma net income per share:
Basic	$2.62	$1.84
Diluted	2.59	1.82

The weighted-average estimated fair value of stock options granted during 2006, 2005 and 2004 was $13.46, $14.46 and $13.56 per share, respectively. The fair values of stock options granted were estimated on the date of grant using a binomial option-pricing model with the following assumptions:

	2006	2005	2004
Expected life (in years)	5.0	5.4	5.5
Average risk-free interest rate	4.7%	3.9%	3.1%
Expected volatility	30.5%	32.2%	33.6%
Expected dividend yield	0%	0%	0%

The Company determined the expected life of the stock options using historical data adjusted for known factors that would alter historical exercise behavior including announced retirement dates. The risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. Expected volatility is determined using a weighted-average of implied market volatility combined with historical volatility. The Company determined that a blend of historical volatility and implied volatility better reflects future market conditions and better indicates expected volatility than purely historical volatility.

A summary of stock option activity is as follows:

	Shares (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding, December 31, 2003	11,589	$24.21
Granted	1,282	38.19
Forfeited	(188)	36.19
Exercised	(1,123)	12.42

Outstanding, December 31, 2004	11,560	$26.71	5.4	$155,829
Granted	1,789	39.45
Forfeited	(192)	36.82
Exercised	(3,043)	17.08

Outstanding, December 31, 2005	10,114	$31.67	5.9	$117,322
Granted	1,599	41.13
Forfeited	(174)	37.15
Exercised	(1,839)	23.54

Outstanding, December 31, 2006	9,700	$34.67	6.0	$172,175

Exercisable, December 31, 2006	6,961	$32.77	5.1	$136,784

The table below presents additional information related to stock option activity:

(In thousands)	2006	2005	2004
Total intrinsic value of stock options exercised	$43,522	$80,296	$29,339
Cash received from stock option exercises	21,687	30,706	12,707
Gross income tax benefit from the exercise of stock options	15,889	30,296	11,002

A summary of restricted stock activity is as follows:

	Shares (In thousands)	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Restricted stock balance, December 31, 2005	84	$43.35
Granted	311	40.56
Forfeited	(18)	41.11
Restrictions lapsed	(13)	40.48

Restricted stock balance, December 31, 2006	364	$41.18	1.6	$19,081

At December 31, 2006, options to purchase 2.6 million shares were available for grant under the Fiserv, Inc. Stock Option and Restricted Stock Plan.

During each of the years ended December 31, 2006, 2005 and 2004, 0.6 million shares were issued under the employee stock purchase plan. As of January 1, 2007, there were 1.0 million shares available for issuance under the plan.

Employee Savings Plans

The Company and its subsidiaries have defined contribution savings plans covering substantially all employees. Under the plans, eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest over the first five years of each employee’s service. Company contributions charged to continuing operations under these plans approximated $54.3 million, $50.9 million and $42.2 million in 2006, 2005 and 2004, respectively.

7. Leases, Other Commitments and Contingencies

Leases

The Company leases certain office facilities and equipment under operating leases. Most leases contain renewal options for varying periods. Future minimum rental payments on operating leases with initial non-cancellable lease terms in excess of one year were due as follows as of December 31, 2006:

(In thousands) Years Ending December 31,
2007	$97,657
2008	81,384
2009	65,292
2010	51,450
2011	40,114
Thereafter	57,481

Total	$393,378

Rent expense charged to continuing operations for all operating leases was approximately $110.9 million, $107.8 million and $107.8 million during 2006, 2005 and 2004, respectively.

Other Commitments and Contingencies

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. Other than as described below, in the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the consolidated financial statements of the Company.

The Company is the custodian of cash deposited by customers with specific instructions as to its disbursement from active escrow and account servicing files. The balances in these custodial accounts of $113 million and $420 million at December 31, 2006 and 2005, respectively, are not included in the consolidated financial statements. The decrease in 2006 primarily relates to government funds which were paid out in 2006 by the Company’s flood insurance claim processing business.

The Company had purchase obligations, primarily related to agreements to purchase or license data processing equipment and software, of approximately $43 million at December 31, 2006.

8. Business Segment Information

The Company provides integrated information management systems and services, including transaction processing, business processing outsourcing, document distribution services, and software and systems solutions. In connection with organizational changes in 2006, the Company reclassified its reportable segments to align them with how the chief operating decision maker of the Company currently manages the business. As a result of this reorganization, the Company modified its reporting segments such that the new reporting segments were: Financial Institution Services; Insurance Services; and Investment Support Services. In May 2007, the Company signed definitive agreements to sell Fiserv ISS and as a result, the investment support services operations are reported as discontinued operations. As a result of the announced disposition of Fiserv ISS, the Company’s reporting segments for continuing operations are Financial Institution Services (“Financial”) and Insurance Services (“Insurance”). The historical business segment information presented below and elsewhere in these consolidated financial statements has been restated to conform to the Company’s new business segment reporting structure. Summarized financial information by business segment is as follows:

(In thousands)	Financial	Insurance	Total
2006
Processing and services revenue	$2,272,675	$616,665	$2,889,340
Product revenue	604,755	912,936	1,517,691

Total revenues	2,877,430	1,529,601	4,407,031
Operating income	564,974	154,263	719,237
Identifiable assets	2,760,919	1,297,925	4,058,844
Capital expenditures	146,006	33,747	179,753
Depreciation and amortization expense	157,352	30,881	188,233

2005
Processing and services revenue	$2,158,942	$598,202	$2,757,144
Product revenue	491,088	676,838	1,167,926

Total revenues	2,650,030	1,275,040	3,925,070
Operating income	581,128	139,233	720,361
Identifiable assets	2,768,844	1,037,600	3,806,444
Capital expenditures	129,971	24,792	154,763
Depreciation and amortization expense	140,800	26,630	167,430

2004
Processing and services revenue	$2,004,554	$609,642	$2,614,196
Product revenue	446,889	543,125	990,014

Total revenues	2,451,443	1,152,767	3,604,210
Operating income	514,139	124,871	639,010
Identifiable assets	2,249,710	948,688	3,198,398
Capital expenditures	137,077	18,710	155,787
Depreciation and amortization expense	145,621	25,637	171,258

A reconciliation of reportable segment identifiable asset amounts to the Company’s consolidated balance sheets is as follows at December 31:

(In thousands)	2006	2005
Reportable segments	$4,058,844	$3,806,444
Assets of discontinued operations held for sale	2,113,455	2,203,546
Corporate	79,399	82,007

Total assets	$6,251,698	$6,091,997

Revenues to customers outside the United States comprised approximately 3%, 4% and 3% of total revenues in 2006, 2005 and 2004, respectively. No single customer accounted for more than 3% of total revenues in 2006 and 2005 or 2% in 2004.

9. Subsequent Event

On August 2, 2007, the Company entered into an agreement to acquire CheckFree Corporation (“CheckFree”) for approximately $4.4 billion payable in cash at closing. CheckFree is a publicly traded provider of financial electronic commerce services and products. The closing of the transaction is subject to the parties obtaining necessary regulatory approvals and other customary closing conditions. To finance the transaction, the Company has obtained a commitment for bridge financing of up to $5 billion, which is exercisable at the Company’s option, and anticipates obtaining long-term financing prior to closing. The transaction is expected to close by the end of the fourth quarter of 2007 following the satisfaction of all closing conditions.

The Company expects that certain of its 100% owned, domestic subsidiaries (“Guarantor Subsidiaries”) will jointly and severally, and fully and unconditionally guarantee the long-term indebtedness expected to be incurred to finance the acquisition of CheckFree. The following condensed consolidating financial information is presented on the equity method and reflects the summarized financial information for (a) the Company; (b) the Guarantor Subsidiaries on a combined basis; and (c) the Company’s non-guarantor subsidiaries on a combined basis.

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2006

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Processing and services	$(1,470)	$1,593,209	$1,310,724	$(13,123)	$2,889,340
Product	1,061	507,010	1,018,699	(9,079)	1,517,691

Total revenues	(409)	2,100,219	2,329,423	(22,202)	4,407,031

Expenses:
Cost of processing and services	(7,170)	1,004,179	885,118	(13,956)	1,868,171
Cost of product	—	356,753	909,829	(15,321)	1,251,261
Selling, general and administrative	72,876	235,533	259,953	—	568,362

Total expenses	65,706	1,596,465	2,054,900	(29,277)	3,687,794

Operating income (loss)	(66,115)	503,754	274,523	7,075	719,237
Interest expense, net	(6,707)	(4,802)	(29,163)	—	(40,672)

Income (loss) from continuing operations before income taxes	(72,822)	498,952	245,360	7,075	678,565
Income tax provision (benefit)	(27,710)	189,623	92,569	2,688	257,170

Income (loss) from continuing operations	(45,112)	309,329	152,791	4,387	421,395
Equity in earnings of consolidated entities	495,026	—	—	(495,026)	—
Income from discontinued operations, net of income taxes	—	—	28,519	—	28,519

Net income	$449,914	$309,329	$181,310	$(490,639)	$449,914

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Processing and services	$(1,483)	$1,446,102	$1,318,381	$(5,856)	$2,757,144
Product	(1,902)	399,540	771,545	(1,257)	1,167,926

Total revenues	(3,385)	1,845,642	2,089,926	(7,113)	3,925,070

Expenses:
Cost of processing and services	2,474	899,173	866,373	(3,498)	1,764,522
Cost of product	—	276,544	672,438	(6,274)	942,708
Selling, general and administrative	48,151	215,926	233,402	—	497,479

Total expenses	50,625	1,391,643	1,772,213	(9,772)	3,204,709

Operating income (loss)	(54,010)	453,999	317,713	2,659	720,361
Interest (expense) income, net	35,734	(20,503)	(36,246)	—	(21,015)
Realized gain from sale of investments	—	—	86,822	—	86,822

Income (loss) from continuing operations before income taxes	(18,276)	433,496	368,289	2,659	786,168
Income tax provision (benefit)	(8,035)	164,697	138,197	1,010	295,869

Income (loss) from continuing operations	(10,241)	268,799	230,092	1,649	490,299
Equity in earnings of consolidated entities	526,679	—	—	(526,679)	—
Income from discontinued operations, net of income taxes	—	—	26,139	—	26,139

Net income	$516,438	$268,799	$256,231	$(525,030)	$516,438

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2004

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Processing and services	$(91)	$1,374,897	$1,249,773	$(10,383)	$2,614,196
Product	300	368,749	629,228	(8,263)	990,014

Total revenues	209	1,743,646	1,879,001	(18,646)	3,604,210

Expenses:
Cost of processing and services	(1,592)	903,177	842,939	(10,153)	1,734,371
Cost of product	—	245,405	557,136	(6,576)	795,965
Selling, general and administrative	33,073	181,031	220,760	—	434,864

Total expenses	31,481	1,329,613	1,620,835	(16,729)	2,965,200

Operating income (loss)	(31,272)	414,033	258,166	(1,917)	639,010
Interest (expense) income, net	32,208	(21,630)	(34,390)	—	(23,812)

Income from continuing operations before income taxes	936	392,403	223,776	(1,917)	615,198
Income tax provision (benefit)	(3,119)	152,862	88,471	(748)	237,466

Income from continuing operations	4,055	239,541	135,305	(1,169)	377,732
Equity in earnings of consolidated entities	373,587	—	—	(373,587)	—
Loss from discontinued operations, net of income taxes	—	—	(90)	—	(90)

Net income	$377,642	$239,541	$135,215	$(374,756)	$377,642

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2006

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$24,097	$72,773	$52,570	$—	$149,440
Trade accounts receivable, net	(4,333)	272,598	310,233	—	578,498
Prepaid expenses and other current assets	33,098	84,792	53,957	—	171,847
Assets of discontinued operations held for sale	—	—	2,113,455	—	2,113,455

Total current assets	52,862	430,163	2,530,215	—	3,013,240

Investments in affiliates	2,802,014	—	—	(2,802,014)	—
Goodwill and intangible assets, net	(977)	1,478,629	1,476,634	—	2,954,286
Other long-term assets, net	4,960	166,504	112,708	—	284,172

Total assets	$2,858,859	$2,075,296	$4,119,557	$(2,802,014)	$6,251,698

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable and other current liabilities	$68,660	$408,540	$399,150	$—	$876,350
Liabilities of discontinued operations held for sale	—	—	1,944,026	—	1,944,026

Total current liabilities	68,660	408,540	2,343,176	—	2,820,376

Long-term debt	697,270	14,065	35,921	—	747,256
Due to (from) affiliates	(582,020)	(45,029)	627,049	—	—
Other long-term liabilities	249,327	5,190	3,927	—	258,444

Total liabilities	433,237	382,766	3,010,073	—	3,826,076

Total shareholders' equity	2,425,622	1,692,530	1,109,484	(2,802,014)	2,425,622

Total liabilities and shareholders' equity	$2,858,859	$2,075,296	$4,119,557	$(2,802,014)	$6,251,698

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2005

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$20,616	$86,678	$62,238	$—	$169,532
Trade accounts receivable, net	(6,454)	257,520	245,262	—	496,328
Prepaid expenses and other current assets	36,225	42,479	67,434	—	146,138
Assets of discontinued operations held for sale	—	—	2,203,546	—	2,203,546

Total current assets	50,387	386,677	2,578,480	—	3,015,544

Investments in affiliates	2,604,236	—	—	(2,604,236)	—
Goodwill and intangible assets, net	(2,416)	1,459,217	1,360,296	—	2,817,097
Other long-term assets, net	8,032	148,407	102,917	—	259,356

Total assets	$2,660,239	$1,994,301	$4,041,693	$(2,604,236)	$6,091,997

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable and other current liabilities	$81,252	$355,201	$375,575	$—	$812,028
Liabilities of discontinued operations held for sale	—	—	1,956,077	—	1,956,077

Total current liabilities	81,252	355,201	2,331,652	—	2,768,105

Long-term debt	562,505	14,201	18,679	—	595,385
Due to (from) affiliates	(673,318)	176,558	496,760	—	—
Other long-term liabilities	224,060	27,293	11,414	—	262,767

Total liabilities	194,499	573,253	2,858,505	—	3,626,257

Total shareholders' equity	2,465,740	1,421,048	1,183,188	(2,604,236)	2,465,740

Total liabilities and shareholders' equity	$2,660,239	$1,994,301	$4,041,693	$(2,604,236)	$6,091,997

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2006

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities from continuing operations	$(3,716)	$404,000	$203,915	$4,387	$608,586

Cash flows from investing activities:
Capital expenditures, including capitalization of software costs for external customers	703	(100,304)	(80,152)	—	(179,753)
Payment for acquisitions of businesses, net of cash acquired	(40,398)	(39,567)	(106,571)	—	(186,536)
Other investing activities	98,000	(1,386)	5,687	—	102,301

Net cash (used in) provided by investing activities from continuing operations	58,305	(141,257)	(181,036)	—	(263,988)

Cash flows from financing activities:
Proceeds from (repayments of) long-term debt, net	130,718	(2,187)	10,141	—	138,672
Purchase of treasury stock	(560,111)	—	—	—	(560,111)
Other financing activities	378,285	(274,461)	(42,688)	(4,387)	56,749

Net cash used in financing activities from continuing operations	(51,108)	(276,648)	(32,547)	(4,387)	(364,690)

Change in cash and cash equivalents	3,481	(13,905)	(9,668)	—	(20,092)
Beginning balance	20,616	86,678	62,238	—	169,532

Ending balance	$24,097	$72,773	$52,570	$—	$149,440

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities from continuing operations	$28,589	$334,345	$202,319	$1,649	$566,902

Cash flows from investing activities:
Capital expenditures, including capitalization of software costs for external customers	(927)	(61,648)	(92,188)	—	(154,763)
Payment for acquisitions of businesses, net of cash acquired	(357,671)	(61,567)	(90,228)	—	(509,466)
Other investing activities	369,717	165	89,645	—	459,527

Net cash (used in) provided by investing activities from continuing operations	11,119	(123,050)	(92,771)	—	(204,702)

Cash flows from financing activities:
Proceeds from (repayments of) long-term debt, net	96,819	(4,250)	(2,733)	—	89,836
Purchase of treasury stock	(652,575)	—	—	—	(652,575)
Other financing activities	311,106	(196,524)	(85,686)	(1,649)	27,247

Net cash used in financing activities from continuing operations	(244,650)	(200,774)	(88,419)	(1,649)	(535,492)

Change in cash and cash equivalents	(204,942)	10,521	21,129	—	(173,292)
Beginning balance	225,558	76,157	41,109	—	342,824

Ending balance	$20,616	$86,678	$62,238	$—	$169,532

FISERV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

(In thousands)	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities from continuing operations	$88,205	$360,374	$220,142	$(1,169)	$667,552

Cash flows from investing activities:
Capital expenditures, including capitalization of software costs for external customers	(4,463)	(93,147)	(58,177)	—	(155,787)
Payment for acquisitions of businesses, net of cash acquired	(12,584)	(13,430)	(38,505)	—	(64,519)
Other investing activities	—	144	204	—	348

Net cash used in investing activities from continuing operations	(17,047)	(106,433)	(96,478)	—	(219,958)

Cash flows from financing activities:
(Repayments of) proceeds from long-term debt, net	(207,749)	14,532	277	—	(192,940)
Purchase of treasury stock	(64,344)	—	—	—	(64,344)
Other financing activities	405,768	(265,385)	(143,822)	1,169	(2,270)

Net cash (used in) provided by financing activities from continuing operations	133,675	(250,853)	(143,545)	1,169	(259,554)

Change in cash and cash equivalents	204,833	3,088	(19,881)	—	188,040
Beginning balance	20,725	73,069	60,990	—	154,784

Ending balance	$225,558	$76,157	$41,109	$—	$342,824

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Fiserv, Inc.:

We have audited the accompanying consolidated balance sheets of Fiserv, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule of the Company shown at Schedule II – Valuation and Qualifying Accounts. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fiserv, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 6 to the consolidated financial statements, on January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

As discussed in Note 3 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for discontinued operations.

As discussed in Note 9 to the consolidated financial statements, the Company has disclosed condensed consolidating financial information related to subsidiary guarantees associated with the anticipated financing of the proposed acquisition of CheckFree Corporation.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2007 (not presented herein), expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
February 20, 2007 (November 13, 2007 as to Note 3 and Note 9)

SCHEDULE II

Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

Year Ended December 31,	Beginning Balance	Charged to Expense	Write-offs	Acquired Allowance	Ending Balance
2006	$32,851,000	$32,289,000	$(29,371,000)	$1,000,000	$36,769,000
2005	28,983,000	34,453,000	(30,729,000)	144,000	32,851,000
2004	25,213,000	20,494,000	(19,126,000)	2,402,000	28,983,000